Exhibit 99.1

Presidio Property Trust Announces Sales of

Union Town Center and Research Parkway Properties

San Diego, CA – February 7, 2025 – (NASDAQ: SQFT; SQFTP; SQFTW) Presidio Property Trust, Inc. (“Presidio” or the “Company”), an internally managed, diversified real estate investment trust, today announced the sale of its Union Town Center and Research Parkway properties, comprising a multi building retail center in Colorado Springs, Colorado.

“We acquired this well-located center in two separate off-market transactions in 2014 and 2015, and continued to upgrade the property and maintained occupancy close to its current 98% level,” said Gary Katz, Chief Investment Officer. “Strong interest from the capital markets for retail and the center’s location in the burgeoning north Colorado Springs region contributed to our decision to sell and successfully close out our business plan for this property.”

“Continued occupancy strength throughout the last few years and strong population growth in Colorado Springs helped us execute on our strategy to successfully sell these properties,” said Jack Heilbron, President and Chief Executive Officer.

The Denver office of Jones Lang LaSalle Americas, Inc. (“JLL”) represented the Company in this transaction.

About Presidio Property Trust

Presidio is an internally managed real estate investment trust with holdings in model home properties, which are triple net leased to homebuilders, and office, industrial, and retail properties. Presidio’s model homes are leased to homebuilders located in Arizona, Texas, and Florida. Presidio’s office, industrial, and retail properties are located primarily in Colorado, with properties also located in Maryland, North Dakota, Texas, and Southern California. For more information on Presidio, please visit Presidio’s website at https://www.PresidioPT.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Presidio’s present expectations, but these statements are not guaranteed to occur. Except as required by law, Presidio disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes please refer to Presidio’s filings with the SEC, including those under “Risk Factors” therein, copies of which are available on the SEC’s website, www.sec.gov.

Investor Relations Contact:

Presidio Property Trust, Inc.

Lowell Hartkorn, Investor Relations

LHartkorn@presidiopt.com

Telephone: (760) 471-8536 x1244